Exhibit 99.1

For more information contact
Media:
Alicia Dixon
Phone	713.825.9107
Investors:
David Mordy
Phone	713.207.6500

For Immediate Release
CenterPoint Energy reports second quarter 2019 earnings of $0.33 per diluted share; $0.35 earnings per diluted share on a guidance basis, excluding certain impacts associated with the Vectren merger

• Reiterate 2019 EPS guidance and 5-year guidance basis EPS growth target
• Utility Operations led company to a strong second quarter performance

Houston - August 7, 2019 - CenterPoint Energy, Inc. (NYSE: CNP) today reported income available to common shareholders of $165 million, or $0.33 per diluted share, for the second quarter of 2019, compared with a loss of $75 million, or $0.17 per diluted share for the second quarter of 2018. On a guidance basis, second quarter 2019 earnings were $0.35 per diluted share, excluding certain impacts associated with the Vectren merger (the merger). Second quarter 2018 earnings, on a guidance basis and excluding certain impacts associated with the merger, were $0.30 per diluted share. “We remain confident in our anticipated 2019 full-year results driven by strong performance from our utility operations and a continued focus on cost management,” said Scott M. Prochazka, president and chief executive officer of CenterPoint Energy. “Integration efforts continue to progress well, and we’re pleased with the strong cash flows from our non-utility businesses. These businesses continue to be a source of cash for utility investment, which promotes growth for and strengthens our utility infrastructure allowing us to serve our customers.”

Business Segments

Houston Electric - Transmission & Distribution

The Houston electric - transmission & distribution segment reported operating income of $169 million for the second quarter of 2019, consisting of $160 million from the regulated electric transmission and distribution utility operations (TDU) and $9 million related to securitization bonds. Operating income for the second quarter of 2018 was $181 million, consisting of $167 million from the TDU and $14 million related to securitization bonds. Operating income for the TDU benefited primarily from rate relief, customer growth and lower operation and maintenance expenses. These benefits were more than offset by lower usage primarily due to a return to more normal weather, lower equity return, primarily related to the annual true-up of transition charges, increased depreciation and amortization expense and lower revenues related to the Tax Cuts and Jobs Act (TCJA).

Indiana Electric – Integrated

The Indiana electric – integrated segment reported operating income of $25 million for the second quarter of 2019. These results are not comparable to the second quarter of 2018 as this segment was acquired in the merger.

Natural Gas Distribution

The natural gas distribution segment reported operating income of $47 million for the second quarter of 2019, compared with $7 million for the second quarter of 2018. Operating income increased $19 million due to the gas

--more--

utilities acquired in the merger. The remaining increase is primarily due to the timing of a decoupling mechanism in Minnesota, rate relief, lower operation and maintenance expenses and customer growth. These increases were partially offset by increased depreciation and amortization expense and lower revenues related to the TCJA.

Energy Services

The energy services segment reported operating income of $29 million for the second quarter of 2019, which included a mark-to-market gain of $30 million, compared with operating income of $15 million for the second quarter of 2018, which included a mark-to-market gain of $8 million. Excluding mark-to-market adjustments, the operating loss was $1 million for the second quarter of 2019 compared with operating income of $7 million for the second quarter of 2018. Operating income, excluding mark-to-market adjustments, decreased primarily due to a reduction in margins resulting from the impact of less price volatility on natural gas storage activity and increased operation and maintenance expenses.

Infrastructure Services

The infrastructure services segment reported operating income of $24 million for the second quarter of 2019. Operating income includes $7 million of merger-related expenses. These results are not comparable to the second quarter of 2018 as this segment was acquired in the merger.

Midstream Investments

The midstream investments segment reported $74 million of equity income for the second quarter of 2019, compared with $58 million in the second quarter of 2018.

Corporate and Other

The corporate and other segment reported an operating loss of $7 million for the second quarter of 2019, compared with an operating loss of $16 million for the second quarter of 2018. The operating loss for the second quarter of 2019 included $32 million of merger-related expenses. The operating loss for the second quarter of 2018 included $27 million of merger-related expenses.

Earnings Outlook

•	2019 guidance basis EPS range of $1.60 - $1.70, excluding certain impacts associated with the merger:

•	Integration and transaction-related fees and expenses, including severance and other costs to achieve the anticipated cost savings as a result of the merger

•
Merger financing impacts in January, prior to the completion of the merger, due to the issuance of debt and equity securities to fund the merger that resulted in higher net interest expense, preferred stock dividend requirements and higher common stock share count

•	2020 guidance range to be provided on fourth quarter 2019 earnings call following normal annual financial planning process

•	Fundamentals remain strong and company continues to target 5 - 7% compound annual guidance basis EPS growth for 2018-2023, using $1.60 as the starting EPS

The 2019 guidance range considers operations performance to date and assumptions for certain significant variables that may impact earnings, such as customer growth (approximately 2% for electric operations and 1% for natural gas distribution) and usage including normal weather, throughput, commodity prices, recovery of capital invested through rate cases and other rate filings, effective tax rates, financing activities and related interest rates, and regulatory and judicial proceedings as well as the volume of work contracted in our infrastructure services business. The range also considers anticipated cost savings as a result of the merger. The range assumes the lower end of Enable Midstream Partners, LP’s (Enable) 2019 guidance range for net income attributable to common units, provided on Enable’s 2nd quarter earnings call on August 6, 2019.

In providing this guidance, CenterPoint Energy uses a non-GAAP measure of adjusted diluted earnings per share that does not consider other potential impacts, such as changes in accounting standards or unusual items, including those from Enable, earnings or losses from the change in the value of ZENS and related securities, or the timing effects of mark-to-market accounting in the company’s Energy Services business, which, along with the certain excluded impacts associated with the merger, could have a material impact on GAAP reported results for the applicable guidance period. CenterPoint Energy is unable to present a quantitative reconciliation of forward looking adjusted diluted earnings per share because changes in the value of ZENS and related securities and mark-to-market gains or losses resulting from the company’s Energy Services business are not estimable as they are highly variable and difficult to predict due to various factors outside of management’s control.

	Quarter Ended
	June 30, 2019		June 30, 2018
	Dollars in millions	Diluted EPS	Dollars in millions	Diluted EPS
Consolidated income (loss) available to common shareholders and diluted EPS	$165	$0.33	$(75)	$(0.17)
Timing effects impacting CES (1):
Mark-to-market (gains) losses (net of taxes of $7 and $2) (2)	(23)	(0.05)	(6)	(0.01)
ZENS-related mark-to-market (gains) losses:
Marketable securities (net of taxes of $14 and $4) (2)(3)	(50)	(0.10)	(18)	(0.04)
Indexed debt securities (net of taxes of $15 and $54) (2)(4)	53	0.11	200	0.46
Consolidated on a guidance basis	$145	$0.29	$101	$0.24
Impacts associated with the Vectren merger:
Impacts associated with the Vectren merger (net of taxes of $10 and $8) (2)	32	0.06	26	0.06
Consolidated on a guidance basis, excluding impacts associated with the Vectren merger	$177	$0.35	$127	$0.30

(1)	Energy Services segment

(2)	Taxes are computed based on the impact removing such item would have on tax expense.

(3)
As of and after June 14, 2018, comprised of common stock of AT&T Inc. and Charter Communications, Inc. Prior to June 14, 2018, comprised of common stock of Time Warner, Inc. and Charter Communications, Inc.

(4)	2018 results include amount associated with the acquisition of Time Warner Inc. by AT&T Inc.

Filing of Form 10-Q for CenterPoint Energy, Inc.

Today, CenterPoint Energy, Inc. filed with the Securities and Exchange Commission (SEC) its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. A copy of that report is available on the company’s website, under the Investors section. Other filings the company makes with the SEC and certain documents relating to its corporate governance can also be found under the Investors section.

Webcast of Earnings Conference Call

CenterPoint Energy’s management will host an earnings conference call on Wednesday, August 7, 2019, at 10:00 a.m. Central time/11:00 a.m. Eastern time. Interested parties may listen to a live audio broadcast of the conference call on the company’s website under the Investors section. A replay of the call can be accessed approximately two hours after the completion of the call and will be archived on the website for at least one year.

Headquartered in Houston, Texas, CenterPoint Energy, Inc. is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in nearly 40 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. CenterPoint Energy’s competitive energy businesses include natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company also owns 53.8 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 14,000 employees and approximately $34 billion in assets, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, and future financial performance and results of operations, including, but not limited to earnings guidance, targeted dividend growth rate and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release.

Risks Related to CenterPoint Energy

Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the performance of Enable Midstream Partners, LP (Enable), the amount of cash distributions CenterPoint Energy receives from Enable, Enable’s ability to redeem the Enable Series A Preferred Units in certain circumstances and the value of CenterPoint Energy’s interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as: (A) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (B) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids (NGLs), the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (C) the demand for crude oil, natural gas, NGLs and transportation and storage services; (D) environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; (E) recording of goodwill, long-lived asset or other than temporary impairment charges by or related to Enable; (F) changes in tax status; and (G) access to debt and equity capital; (2) CenterPoint Energy’s expected benefits of the merger with Vectren Corporation (Vectren) and integration, including the outcome of shareholder litigation filed against Vectren that could reduce anticipated benefits of the merger, as well as the ability to successfully integrate the Vectren businesses and to realize anticipated benefits and commercial opportunities; (3) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the demand for CenterPoint Energy’s non-utility products and services and effects of energy efficiency measures and demographic patterns; (4) the outcome of the pending Houston Electric rate case; (5) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (6) future economic conditions in regional and national markets and their effect on sales, prices and costs; (7) weather variations and other natural phenomena, including the impact of severe weather events on operations and capital; (8) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s and Enable’s businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses; (9) tax legislation, including the effects of the comprehensive tax reform legislation informally referred to as the Tax Cuts and Jobs Act (which includes any potential changes to interest deductibility) and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred income taxes and CenterPoint Energy’s rates; (10) CenterPoint Energy’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms; (11) the timing and extent of changes in commodity prices, particularly natural gas and coal, and the effects of geographic and seasonal commodity price differentials; (12) the ability of CenterPoint Energy’s and CERC’s non-utility business operating in the Energy Services reportable segment to effectively optimize opportunities related to natural gas price volatility and storage activities, including weather-related impacts; (13) actions by credit rating agencies, including any potential downgrades to credit ratings; (14) changes in interest rates and their impact on CenterPoint Energy’s costs of borrowing and the valuation of its pension benefit obligation; (15) problems with regulatory approval, legislative actions, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (16) the availability and prices of raw materials and services and changes in labor for current and future construction projects; (17) local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change, air emissions, carbon, waste water discharges and the handling and disposal of coal combustion residuals (CCR) that could impact the continued operation, and/or cost recovery of generation plant costs and related assets; (18) the impact of unplanned facility outages or other closures; (19) any direct or indirect effects on CenterPoint Energy’s or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt CenterPoint Energy’s businesses or the businesses of third parties, or other catastrophic events such as fires, ice, earthquakes, explosions, leaks, floods, droughts, hurricanes, tornadoes, pandemic health events or other occurrences; (20) CenterPoint Energy’s ability to invest planned capital and the timely recovery of CenterPoint Energy’s investments, including those related to the generation transition plan; (21) CenterPoint Energy’s ability to successfully construct and operate electric generating facilities, including complying with applicable environmental standards and the implementation of a well-balanced energy and resource mix, as appropriate; (22) CenterPoint Energy’s ability to control operation and maintenance costs; (23) the sufficiency of CenterPoint Energy’s insurance coverage, including availability, cost, coverage and terms and ability to recover claims; (24) the investment performance of CenterPoint Energy’s pension and postretirement benefit plans; (25) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of CenterPoint Energy’s financing and refinancing efforts, including availability of funds in the debt capital markets; (26) changes in rates of inflation; (27) inability of various counterparties to meet their obligations to CenterPoint Energy; (28) non-payment for CenterPoint Energy’s services due to financial distress of its customers; (29) the extent and effectiveness of CenterPoint Energy’s and Enable’s risk management and hedging activities, including but not limited to, financial and weather hedges and commodity risk management activities; (30) timely and appropriate regulatory actions, which include actions allowing securitization, for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey; (31) CenterPoint Energy’s or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses, which CenterPoint Energy and Enable cannot assure will be completed or will have the anticipated benefits to CenterPoint Energy or Enable; (32) the performance of projects undertaken by CenterPoint Energy’s non-utility businesses and the success of efforts to realize value from, invest in and develop new opportunities and other factors affecting those non-utility businesses, including, but not limited to, the level of success in bidding contracts, fluctuations in volume and mix of contracted work, mix of projects received under blanket contracts, failure to properly estimate cost to construct projects or unanticipated cost increases in completion of the contracted work, changes in energy prices that affect demand for construction services and projects and cancellation and/or reductions in the scope of projects by customers and obligations related to warranties and guarantees; (33) acquisition and merger activities involving CenterPoint Energy or its competitors, including the ability to successfully complete merger, acquisition and divestiture plans; (34) CenterPoint Energy’s or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations; (35) the outcome of litigation; (36) the ability of retail electric providers (REPs), including REP affiliates of NRG Energy, Inc. and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to CenterPoint Energy and its subsidiaries; (37) changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation; (38) the timing and outcome of any audits, disputes and other proceedings related to taxes; (39) the effective tax rates; (40) the transition to a replacement for the LIBOR benchmark interest rate; (41) the effect of changes in and application of accounting standards and pronouncements; and (42) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures by CenterPoint Energy in Providing Guidance

In addition to presenting its financial results in accordance with generally accepted accounting principles (GAAP), including presentation of income available to common shareholders and diluted earnings per share, CenterPoint Energy also provides guidance based on adjusted income and adjusted diluted earnings per share, which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. CenterPoint Energy’s adjusted income and adjusted diluted earnings per share calculation excludes from income available to common shareholders and diluted earnings per share, respectively, the impact of ZENS and related securities and mark-to-market gains or losses resulting from the company’s Energy Services business. CenterPoint Energy’s guidance for

2019 also does not reflect certain impacts associated with the Vectren merger, which are integration and transaction-related fees and expenses, including severance and other costs to achieve anticipated cost savings as a result of the merger and merger financing impacts in January, prior to the completion of the merger due to the issuance of debt and equity securities to fund the merger that resulted in higher net interest expense, preferred stock dividend requirements and higher common stock share count. CenterPoint Energy is unable to present a quantitative reconciliation of forward-looking adjusted income and adjusted diluted earnings per share because changes in the value of ZENS and related securities and mark-to-market gains or losses resulting from the company’s Energy Services business are not estimable as they are highly variable and difficult to predict due to various factors outside of management’s control. These excluded items, along with the excluded impacts associated with the merger, could have a material impact on GAAP reported results for the applicable guidance period.

Management evaluates the company’s financial performance in part based on adjusted income and adjusted diluted earnings per share. Management believes that presenting these non-GAAP financial measures enhances an investor’s understanding of CenterPoint Energy’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods. The adjustments made in these non-GAAP financial measures exclude items that Management believes does not most accurately reflect the company’s fundamental business performance. These excluded items are reflected in the reconciliation tables of this news release, where applicable. CenterPoint Energy’s adjusted income and adjusted diluted earnings per share non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, income available to common shareholders and diluted earnings per share, which respectively are the most directly comparable GAAP financial measures. These non-GAAP financial measures also may be different than non-GAAP financial measures used by other companies.

CenterPoint Energy, Inc. and Subsidiaries
Condensed Statements of Consolidated Income
(Millions of Dollars)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Utility revenues	$1,555	$1,341	$3,716	$3,235
Non-utility revenues	1,243	845	2,613	2,106
Total	2,798	2,186	6,329	5,341
Expenses:
Utility natural gas, fuel and purchased power	264	188	999	825
Non-utility cost of revenues, including natural gas	910	790	2,161	2,063
Operation and maintenance	884	578	1,745	1,147
Depreciation and amortization	340	342	653	656
Taxes other than income taxes	113	101	239	212
Total	2,511	1,999	5,797	4,903
Operating Income	287	187	532	438
Other Income (Expense):
Gain on marketable securities	64	22	147	23
Loss on indexed debt securities	(68)	(254)	(154)	(272)
Interest and other finance charges	(134)	(91)	(255)	(169)
Interest on Securitization Bonds	(10)	(14)	(22)	(30)
Equity in earnings of unconsolidated affiliates, net	74	58	136	127
Other income, net	11	4	31	7
Total	(63)	(275)	(117)	(314)
Income (Loss) Before Income Taxes	224	(88)	415	124
Income tax expense (benefit)	29	(13)	51	34
Net Income (Loss)	195	(75)	364	90
Preferred stock dividend requirement	30	—	59	—
Income (Loss) Available to Common Shareholders	$165	$(75)	$305	$90

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries
Selected Data From Statements of Consolidated Income
(Million of Dollars, Except Share and Per Share Amounts)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Basic Earnings (Loss) Per Common Share	$0.33	$(0.17)	$0.61	$0.21
Diluted Earnings (Loss) Per Common Share	$0.33	$(0.17)	$0.61	$0.21
Dividends Declared per Common Share	$0.2875	$0.2775	$0.2875	$0.2775
Dividends Paid per Common Share	$0.2875	$0.2775	$0.5750	$0.5550
Weighted Average Common Shares Outstanding (000):
- Basic	502,200	431,523	501,862	431,378
- Diluted	504,831	431,523	504,493	434,407

Operating Income (Loss) by Reportable Segment
Houston Electric T&D:
TDU	$160	$167	$234	$266
Bond Companies	9	14	19	30
Total Houston Electric T&D	169	181	253	296
Indiana Electric Integrated	25	—	16	—
Natural Gas Distribution	47	7	214	163
Energy Services	29	15	62	(11)
Infrastructure Services	24	—	8	—
Corporate and Other	(7)	(16)	(21)	(10)
Total	$287	$187	$532	$438

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries
Results of Operations by Segment
(Millions of Dollars, Except Throughput and Customer Data)
(Unaudited)

	Houston Electric T&D
	Quarter Ended June 30,		% Diff	Six Months Ended June 30,		% Diff
	2019	2018	Fav/Unfav	2019	2018	Fav/Unfav
Revenues:
TDU	$672	$676	(1)%	$1,267	$1,274	(1)%
Bond Companies	93	178	(48)%	187	331	(44)%
Total	765	854	(10)%	1,454	1,605	(9)%
Expenses:
Operation and maintenance, excluding Bond Companies	357	349	(2)%	723	689	(5)%
Depreciation and amortization, excluding Bond Companies	94	100	6%	187	198	6%
Taxes other than income taxes	61	60	(2)%	123	121	(2)%
Bond Companies	84	164	49%	168	301	44%
Total	596	673	11%	1,201	1,309	8%
Operating Income	$169	$181	(7)%	$253	$296	(15)%
Operating Income:
TDU	$160	$167	(4)%	$234	$266	(12)%
Bond Companies	9	14	(36)%	19	30	(37)%
Total Segment Operating Income	$169	$181	(7)%	$253	$296	(15)%
Actual MWH Delivered
Residential	7,985,246	8,326,799	(4)%	13,167,885	13,931,661	(5)%
Total	24,018,365	23,687,921	1%	43,037,350	43,331,676	(1)%
Weather (percentage of 10-year average for service area):
Cooling degree days	103%	101%	2%	101%	109%	(8)%
Heating degree days	171%	169%	2%	93%	95%	(2)%
Number of metered customers - end of period:
Residential	2,217,326	2,179,048	2%	2,217,326	2,179,048	2%
Total	2,506,124	2,463,500	2%	2,506,124	2,463,500	2%

	Indiana Electric Integrated (1)
	Quarter Ended June 30, 2019	Six Months Ended June 30, 2019 (1)
Revenues	$140	$223
Utility natural gas, fuel and purchased power	40	66
Revenues less Utility natural gas, fuel and purchased power	100	157
Expenses:
Operation and maintenance	46	94
Depreciation and amortization	25	41
Taxes other than income taxes	4	6
Total expenses	75	141
Operating Income	$25	$16
Actual MWH Delivered
Retail	1,157	1,861
Wholesale	94	152
Total	1,251	2,013
Number of metered customers - end of period:
Residential	128,167	128,167
Total	147,076	147,076

(1) Represents February 1, 2019 through June 30, 2019 results only due to the Merger.

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries
Results of Operations by Segment
(Millions of Dollars, Except Throughput and Customer Data)
(Unaudited)

	Natural Gas Distribution (1)
				Quarter Ended
	Quarter Ended June 30,		% Diff	Six Months Ended June 30,		% Diff
	2019	2018	Fav/Unfav	2019 (1)	2018	Fav/Unfav
Revenues	$660	$495	33%	$2,059	$1,648	25%
Utility natural gas, fuel and purchased power	222	185	(20)%	993	852	(17)%
Revenues less Utility natural gas, fuel and purchased power	438	310	41%	1,066	796	34%
Expenses:
Operation and maintenance	239	196	(22)%	546	409	(33)%
Depreciation and amortization	105	69	(52)%	200	137	(46)%
Taxes other than income taxes	47	38	(24)%	106	87	(22)%
Total	391	303	(29)%	852	633	(35)%
Operating Income	$47	$7	571%	$214	$163	31%
Throughput data in BCF
Residential	30	23	30%	144	110	31%
Commercial and Industrial	102	61	67%	238	155	54%
Total Throughput	132	84	57%	382	265	44%
Weather (average for service area)
Percentage of 10-year average:
Heating degree days	93%	130%	(37)%	101%	103%	(2)%
Number of customers - end of period:
Residential	4,195,222	3,204,897	31%	4,195,222	3,204,897	31%
Commercial and Industrial	347,092	255,115	36%	347,092	255,115	36%
Total	4,542,314	3,460,012	31%	4,542,314	3,460,012	31%

(1) Includes acquired natural gas operations February 1, 2019 through June 30, 2019 results only due to the Merger.

	Energy Services
	Quarter Ended June 30,		% Diff	Six Months Ended June 30,		% Diff
	2019	2018	Fav/Unfav	2019	2018	Fav/Unfav
Revenues	$855	$860	(1)%	$2,101	$2,145	(2)%
Non-utility cost of revenues, including natural gas	798	820	3%	1,980	2,101	6%
Revenues less Non-utility cost of revenues, including natural gas	57	40	43%	121	44	175%
Expenses:
Operation and maintenance	25	21	(19)%	50	46	(9)%
Depreciation and amortization	3	3	—	8	8	—
Taxes other than income taxes	—	1	—	1	1	—
Total	28	25	(12)%	59	55	(7)%
Operating Income (Loss)	$29	$15	93%	$62	$(11)	664%
Timing impacts of mark-to-market gain (loss)	$30	$8	275%	$49	$(72)	168%
Throughput data in BCF	297	311	(5)%	677	686	(1)%
Number of customers - end of period	31,000	30,000	3%	31,000	30,000	3%

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries
Results of Operations by Segment
(Millions of Dollars, Except Throughput and Customer Data)
(Unaudited)

	Infrastructure Services (1)
	Quarter Ended June 30, 2019	Six Months Ended June 30, 2019 (1)
Revenues	$326	$472
Non-utility cost of revenues, including natural gas	89	132
Revenues less Non-utility cost of revenues, including natural gas	237	340
Expenses:
Operation and maintenance	197	307
Depreciation and amortization	15	24
Taxes other than income taxes	1	1
Total expenses	213	332
Operating Income	$24	$8
Backlog at period end:
Blanket contracts	$616	$616
Bid contracts	317	317
Total	$933	$933

(1) Represents February 1, 2019 through June 30, 2019 results only due to the Merger.

	Corporate and Other
	Quarter Ended June 30,		% Diff	Six Months Ended June 30,		% Diff
	2019	2018	Fav/Unfav	2019 (1)	2018	Fav/Unfav
Revenues	$80	$4	1,900%	$122	$8	1,425%
Non-utility cost of revenues, including natural gas	53	—	—	90	—	—
Revenues less Non-utility cost of revenues, including natural gas	27	4	575%	32	8	300%
Expenses:
Operation and maintenance	19	11	(73)%	23	(1)	(2,400)%
Depreciation and amortization	15	7	(114)%	28	15	(87)%
Taxes other than income taxes	—	2	—	2	4	50%
Total expenses	34	20	(70)%	53	18	(194)%
Operating Loss	$(7)	$(16)	56%	$(21)	$(10)	(110)%

(1) Includes acquired corporate and other operations February 1, 2019 through June 30, 2019 results only due to the Merger.

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries
Results of Operations by Segment
(Millions of Dollars, Except Throughput and Customer Data)
(Unaudited)

Capital Expenditures by Segment
	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019 (1)	2018
	(in millions)		(in millions)
Houston Electric T & D	$248	$210	$483	$417
Indiana Electric Integrated	52	—	89	—
Natural Gas Distribution	283	146	449	239
Energy Services	6	3	9	8
Infrastructure Services	19	—	38	—
Corporate and Other	26	10	94	28
Total	$634	$369	$1,162	$692

(1) Includes capital expenditures of acquired businesses from February 1, 2019 through June 30, 2019 only due to the Merger.

Interest Expense Detail
	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions)		(in millions)
Amortization of Deferred Financing Cost	$7	$13	$14	$18
Capitalization of Interest Cost	(10)	(2)	(19)	(4)
Securitization Bonds Interest Expense	10	14	22	30
Other Interest Expense	137	80	260	155
Total Interest Expense	$144	$105	$277	$199

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Millions of Dollars)
(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$271	$4,231
Other current assets	3,055	2,794
Total current assets	3,326	7,025

Property, Plant and Equipment, net	19,932	14,044

Other Assets:
Goodwill	5,179	867
Regulatory assets	2,228	1,967
Investment in unconsolidated affiliates	2,470	2,482
Preferred units – unconsolidated affiliate	363	363
Other non-current assets	691	261
Total other assets	10,931	5,940
Total Assets	$34,189	$27,009

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of securitization bonds long-term debt	349	458
Indexed debt	22	24
Current portion of other long-term debt	117	—
Other current liabilities	2,508	2,820
Total current liabilities	2,996	3,302

Other Liabilities:
Accumulated deferred income taxes, net	3,805	3,239
Regulatory liabilities	3,467	2,525
Other non-current liabilities	1,543	1,203
Total other liabilities	8,815	6,967

Long-term Debt:
Securitization bonds	845	977
Other	13,276	7,705
Total long-term debt	14,121	8,682

Shareholders' Equity	8,257	8,058
Total Liabilities and Shareholders' Equity	$34,189	$27,009

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows
(Millions of Dollars)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Net income	$364	$90
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	679	674
Deferred income taxes	(21)	(12)
Write-down of natural gas inventory	3	1
Equity in earnings of unconsolidated affiliates, net of distributions	12	(9)
Changes in net regulatory assets	(77)	57
Changes in other assets and liabilities	(395)	284
Other, net	9	8
Net cash provided by operating activities	574	1,093

Net cash used in investing activities	(7,149)	(267)

Net cash provided by (used in) financing activities	2,629	(756)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(3,946)	70

Cash, Cash Equivalents and Restricted Cash at Beginning of Period	4,278	296

Cash, Cash Equivalents and Restricted Cash at End of Period	$332	$366

Reference is made to the Combined Notes to Unaudited Condensed Consolidated Financial Statements
contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.